Exhibit 99.1

PILGRIM’S PRIDE CORPORATION

Reservation # 528344, January 26, 2004, 10 a.m. Central

Good morning, everyone, and welcome to the Pilgrim’s Pride Conference Call to discuss the fiscal 2004 first quarter results. With us today we have Mr. Rick Cogdill, Executive Vice-President and Chief Financial Officer of Pilgrim’s Pride and Mr. O.B. Goolsby, Chief Operating Officer and President of Pilgrim’s Pride. This call is being recorded. Your participation implies consent to our recording this call. If you do not agree to these terms, simply drop off the line. All the participants will be placed in a listen-only mode. At the end of the speakers’ presentations we will provide introductions for asking questions. I would now like to turn the call over to Mr. Cogdill. Please go ahead, sir.

RICHARD A. COGDILL:

Good morning, everybody. Thank you for joining us today to review our Pilgrim’s Pride first quarter financial results for fiscal year 2004. This morning we released our earnings and press release along with the related financial information. On today’s call we will discuss in more detail our first quarter and some of the factors that contributed to our performance. We’ll also update you on the progress made at Pilgrim’s Pride and industry trends that we see impacting our company in the near term.

Before I review the financial results, O.B. Goolsby, our President and COO, will give a brief overview of the quarter and following our prepared remarks we’ll be happy to entertain any questions that you may have. When we reach that point, the operator will come back on and ask for listeners to begin queuing up their questions.

Before we begin, I need to remind everyone that this conference call will contain certain forward-looking statements including our expectations of future results, sales and cost of sales information, market dynamics, etc. Actual results might differ materially from those projected in these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained in today’s press release as well as in our forward-looking statement disclosures contained in our forms 10-K, 10-Q and 8-K as filed with the Securities and Exchange Commission. That being said, I’ll now turn the call over to O.B. Goolsby.

O.B. GOOLSBY:

Thank you, Rick. Good morning, everyone. Let me begin by saying how pleased I am with the record sales for the quarter. Our year over year quarterly performance reflects the November 23rd acquisition of the ConAgra Chicken Division, an improvement in US pricing and better operating efficiencies. Commodity prices for chicken parts were up substantially from the same quarter a year ago. For example, when compared to the prior year’s first fiscal quarter:

•	leg quarters are up 64.7 percent,

•	whole wings are up 93 percent and

•	boneless, skinless breast is up 21.4 percent.

Pilgrim’s Pride Corporation — Reservation # 528344, January 26, 2004, 10 a.m. Central	Page 1

The fresh chicken business was positively affected by the decreased overall meat supply and the resolution of export restrictions that affected prior-year results. We expect that favorable pricing for fresh chicken will continue to benefit from the decreased meat supplies in 2004. We expect this pricing environment, coupled with improved plant efficiencies will provide us with solid results for fiscal 2004.

For the first fiscal quarter our core, pre-aquisition affected, prepared foods volume increased 23.1 percent compared to the same quarter last year. As we have said in the past, we expect this business will continue to grow in the range of 10 to 15 percent per year for the next few years. Additionally, our acquisition of ConAgra’s Chicken Division has significantly expanded and enhanced both our prepared product offering and our fresh chicken distribution capabilities. As a result we believe we’re even better positioned to benefit from the growing demand for prepared chicken products as consumers continue to prefer chicken over alternative meat sources due to the price, convenience and health advantages chicken has over competing meat proteins.

On a total US chicken mix basis, the average sales price for our US chicken was up by 13 cents a pound or 19.5 percent when compared with the same quarter last year, driven by both the improvement in commodity chicken prices and mix improvements.

Although Pilgrim’s Pride had a very successful first quarter overall, our positive results were offset by continuing losses in our turkey business and increases in energy cost. Our turkey division reported a first quarter operating loss of $15.8 million. While this loss is in line with our expectations, it is still unacceptable. Our total energy costs in the first quarter of 2004 were up approximately 18.9 percent or $4.7 million compared to the same quarter in 2003. Electricity and natural gas accounted for the majority of this increase.

While we were disappointed by the results posted by our turkey business this quarter, getting the most profitable sections of the business back to pre-recall sales levels remains our primary focus. and we are taking a number of steps that we believe will allow us to achieve this goal. We continue to rationalize our turkey volume as well as our product mix. Our previously announced cutback began hitting the plants in mid-December. Additionally we will be reducing our turkey production volumes further which should begin hitting our plants starting in June. Both of these cutbacks were implemented to reduce the products subject to commodity sales markets. By the summer of 2004 we will have reduced our live turkey production by a total of approximately 30 percent from the 2002 plan, decreasing our projected live pounds to an annual run rate of just under 400 million pounds from approximately 576 million pounds in 2001. These cutbacks will reduce both commodity sales and operating expenses. We are hopeful that these cutbacks, along with reductions by some of our competition, will help to correct the historically low markets that we have experienced this past year by reducing the meat supply on the commodity markets.

We are also focusing on our sales of turkey prepared foods behind our high margin turkey salads

Pilgrim’s Pride Corporation — Reservation # 528344, January 26, 2004, 10 a.m. Central	Page 2

and deli breasts sold under the Pilgrim’s Pride brand. We are launching a Pilgrim’s signature line for next year focusing on butter-basted whole birds, bone-in breast and ready-to-cook varieties. The central theme of these new products will focus on presenting Pilgrim’s as a premium brand in the marketplace.

In our Mexico operations we had a first fiscal quarter operating loss of $5.4 million compared to an operating profit of $6.2 million in the prior year. This year’s results were significantly impacted by lower chicken pricing caused by increased levels of production in Mexico and the liquidation of frozen inventories by other processors during the traditionally lucrative Christmas season. While we anticipate that our Mexico operations will improve over the remainder of the year, the results for the year will continue to be below our prior-year’s results.

As we mentioned in this morning’s press release, we are extremely pleased with the progress we are making in the integration of our newly acquired Chicken Division from ConAgra. We are proceeding according to our schedule and, in light of the current industry environment and projected market trends, the timing of this acquisition could not have been better. Since completing the acquisition we have received very positive feedback from our expanded base of customers and employees who are excited about the benefits of our improved distribution capabilities, expanded prepared foods product mix and superior operational and customer service capabilities. We will continue working towards a smooth and successful completion of the integration process and look forward to providing additional updates about how our improved market position and larger size are driving growth and enhancing value for our shareholders.

I’d like to conclude by touching briefly on some of the industry trends that are likely to affect our performance and the overall profitability of the poultry industry in the coming year.

First, we believe the US chicken industry is positioned to take advantage of several factors that should continue to increase market prices and the overall industry profitability. The US chicken industry exports are rebounding from last year’s declines. There is a potential opportunity for additional export demand as more Pacific Rim nations’ poultry is banned from export. Just this past week, Thailand, the world’s fourth largest exporter of chicken, announced they have confirmed an outbreak of highly pathogenic avian influenza resulting in an immediate ban by the European Union, China, Japan and Russia. Additionally, last week Russia banned poultry imports from Vietnam, Japan and Korea for the same reason. Accordingly, where US chicken exports declined approximately 4/10ths of a percent in 2003 from the 2002 levels, they are projected to increase approximately 5.1 percent this year according to the National Chicken Council; And this number could grow with these viral outbreaks in the Far East.

Specifically as an industry, we have been making good progress with our export business into Russia. The lifting of the Russian poultry ban provided an outlet for export pounds lost last year. This, coupled with the restraint in domestic production, is projected to result in a 1 percent increase in total pounds of chicken consumed domestically in 2004. This, combined with favorable overall total meat supply numbers, is the driving force behind the improvements in price.

Pilgrim’s Pride Corporation — Reservation # 528344, January 26, 2004, 10 a.m. Central	Page 3

On the cost of input side, our commodity grain prices are currently, and projected to continue to be, higher this year versus 2003. The USDA’s January 14th feed outlook projected the 2003-2004 corn prices to be in the range of $2.15 to $2.45 a bushel compared to $2.32 for the previous year. While the current future prices are higher than those levels today, we are hopeful that a downward correction in grains will occur. Every 1 cent per bushel change in the average corn price results in an annualized benefit or cost of approximately 2.1 $million dollars to Pilgrim’s Pride.

The USDA January 14th feed outlook projected soybean meal pricing to be $225.00 to $245.00 a ton. This compares to $181.60 a ton for the previous year. Like corn, current future prices are higher than those levels today. However, unlike our optimism on corn prices, we are more skeptical about soybean meal. Declining acreage and yields coupled with a strong seasonal demand are contributing to the rise in soybean prices. Every one-dollar per ton change in the average soybean meal price results in an annualized benefit or cost of approximately $2.1 million to Pilgrim’s Pride.

As I mentioned earlier, the demand for chicken in the US remains solid. This demand highly favors the white meat components of the chicken. However, the dark meat sector is doing extremely well due to the export conditions mentioned previously. The USDA estimates that chicken per capita consumption in the US will increase to 38 percent of the total per capita consumption of total red meat and poultry in 2004, a slight increase of from 37.3 percent in 2003. The USDA projects a 3 percent increase in the production of chicken and a 3.4 percent decline in beef production in 2004. Total red meat and poultry production is expected to decline 1/10th of 1 percent. According to USDA, beef supplies will continue to remain very tight. However, due to the two recent cases of BSE diseases in the US, demand for beef is uncertain.

Before I turn the call over to Rick to discuss the first quarter results in more detail, I want to emphasize that Pilgrim’s Pride is well positioned in 2004. As we plan for the future, our objectives remain consistent, to increase sales of our higher margin prepared foods products and to improve fresh chicken and turkey profit margins as the industry dynamics improve. Our commitment to providing our valued customers with the highest quality poultry products has never been stronger and we continue to remain focused on delivering improved growth and driving shareholder value. With that, I’d like to turn the call over to Rick Cogdill. Rick?

RICHARD A. COGDILL:

Thank you, O.B. Before I get started on the financial discussion I’d like to again remind you that I’ll be referring to several numbers and at times providing “net” amounts. As I’ve done in the past, I want to caution you to note that these net amounts include adjustments, from a computational aspect, related to both taxes and the resulting employee incentive plan accruals that are also dependent on profitability just like taxes. But for simplicity, instead of expanding on this every time, I’ll simply refer to the items as “net.”

Pilgrim’s Pride Corporation — Reservation # 528344, January 26, 2004, 10 a.m. Central	Page 4

Included in this year’s first quarter:

•	One thing to note is that it included six weeks of operations in December and it also included the recently acquired ConAgra Chicken Division for those six weeks. This resulted in one extra week of operations being reported during the quarter, and on an ongoing basis results in approximately 7.9 percent positive effect on sales and volumes.

Included in the first year quarter of last year was:

•	A payment from the federal government to turkey producers for avian influenza losses of $14.3 million or $8.9 million, net.

•	Also included was an estimated $3 million dollars, or $1.8 million, net, negative effects related to that avian influenza outbreak in our Turkey Division.

•	And finally included last year in the first quarter was a $1.4 million, or $0.9 million, net, gain attributable to the partial settlement of vitamin anti-trust lawsuits filed by the former W.L.R. Foods, Inc.

When we file our first fiscal quarter form 10-Q later this month, we will include certain pro forma comparative information reflecting the results of the operations for the quarter ended January 3, 2004 as if we had owned ConAgra’s Chicken Division for the entire period.

Let me start now by going into the earnings per share numbers for the first quarter. As we reported this morning, we realized earnings per share of 20 cents for the quarter. This compares to a net income of 7 cents for the same period last year. For this quarter we had approximately 51.7 million shares of average outstanding common stock.

On the income statement our sales for the first fiscal quarter were $1 billion 44.4 million compared to $627.4 million for the same period last year. This is an increase of $416.9 million or 66 ½ percent. The increase for this quarter was primarily attributable to the November 23rd acquisition of ConAgra Chicken Division and higher sales prices in the US both for our prepared foods business and our fresh chicken products. This was offset partially by lower sales prices in our Turkey Division as well as our Mexico operation.

Some specifics on the sales are that:

•	US chicken sales were up 90.8 percent, again due primarily to the November 23rd acquisition of the ConAgra Chicken Division and a 19.5 percent increase in average sales price per pound.

•	Sales in our Mexico operation were down just under 1 percent on 17.8 percent higher volume. However, revenue per pound was down 14.2 percent.

Operating income for the quarter was up $20.5 million to $30.8 million compared to operating income of $10.3 million in the same period last year.

Interest expense for the quarter ended January 3rd increased to $12.4 million from $9.5 million last year. This was due primarily to higher average level of outstanding debt during the quarter and specifically higher levels of our 9-5/8ths senior unsecured notes outstanding versus the prior year and the issuance of our 9-¼ percent senior subordinated notes during the period. We sold an incremental 100 million dollars of both of these facilities in contemplation of our financing for the ConAgra Foods acquisition. As a percentage of sales, however, our interest expense decreased to 1.2 percent of sales from 1.5 percent for the same period last year.

Pilgrim’s Pride Corporation — Reservation # 528344, January 26, 2004, 10 a.m. Central	Page 5

Our income tax expense for the quarter was $8.3 million on net income of $18.6 million compared to income tax expense of $0.2 million for the same period last year.

We did not include the entire balance sheet in our press release. That will be filed with our 10-Q later this month as well. Some highlights from the balance sheet are our total debt increased slightly over $380 million dollars to $725.7 million dollars from $418.6 million at the same period last year.

As of January 3rd our total debt was made up of:

•	$11.4 million in current maturities on long-term debt and

•	$714.3 million in long-term debt.

We issued during this quarter 25,443,054 shares of common stock to ConAgra Foods in connection with the acquisition previously mentioned. The balance sheet will record this at an issue price of approximately $14.05 per share, before issue costs, or $357.5 million.

On our statement of cash flow, some highlights from that are:

•	Depreciation & amortization for the quarter, increasing $8.4 million to $25.9 million compared to $17.5 million for the same period last year.

•	And our capital expenditures were up $2.8 million to $20.3 million for the quarter compared to $17.5 million in the same period last year.

I’ll now turn to our fiscal 2004 forecast.

In our last conference call, we issued our initial forecast for fiscal 2004 on a pre-ConAgra Chicken Division acquisition basis. That forecast was for $0.90 to $1.10 per share on the then-outstanding stock of 41.1 million shares. Today when you add the additional 25.4 million shares of common stock we issued to ConAgra, our total outstanding stock is now 66.6 million shares. We previously announced that we expected the ConAgra Chicken Division to be dilutive to earnings in the first 12 months after the acquisition and then become accretive. As we announced this morning, given the improvements we have seen in the US chicken business, the substantial synergies that we are identifying and the reduced number of shares issued to ConAgra under the purchase agreement, we have now upgraded our outlook for the effects of this acquisition to accretive to earnings in fiscal 2004. In fact, for the first fiscal quarter we estimate that the former ConAgra Chicken Division was accretive to earnings by approximately 5 to 7 cents per share.

Accordingly for the year as a whole we are now projecting our earnings will be up to $1.05 to $1.25 per share on a weighted average number of shares outstanding for the year of 62.647 million shares.

Pilgrim’s Pride Corporation — Reservation # 528344, January 26, 2004, 10 a.m. Central	Page 6

And for the second quarter specifically, we are projecting the range of earnings to be between 15 cents and 25 cents on the current outstanding shares of 66.6 million shares.

Some of the income statement components in our projection include sales for the year in the US to be from $4.6 to $4.8 billion, and Mexico $365 to $380 million with total sales projected to be between $5 and $5.2 billion.

Our U.S. chicken volumes are projected to be approximately 4.6 billion pounds for 2004 with an annual run rate of slightly over 5 billion pounds. Mexico pounds are projected to be approximately 640 to 650 million pounds and our turkey volumes this year are projected to be right at 400 million pounds.

Our cost of sales will be in the 90 to 92 percent of net sales range.

Our SG&A is projected to be up on a whole dollar basis but down on a percentage basis in a range of 4½ to 5½ percent of sales.

Giving us a projected operating margin of 3 to 4 percent.

From a component perspective we are projecting interest expense to now be approximately $1.2 to $1.3 million per week and

Our projected effective income tax rate is between 30 and 35 percent.

On the statement of cash flows, our projected capital expenditures remains unchanged at $140 to $160 million and depreciation expense is now projected to average $2.5 to $2.6 million per week.

That should give all the necessary components to analyze the quarter from a projection standpoint and that does conclude the prepared remarks portions of our presentation. We’ll now turn it over to the operator to queue up questions.

At this time we will be taking questions from all participants. If you have a question please press 1 on your telephone keypad. One moment while we poll for questions. And our first question comes from Diane Geisler [Phonetic] with Merrill Lynch. Please go ahead.

DIANE GEISLER:

Good morning.

RICHARD A. COGDILL:

Hi, Diane.

Pilgrim’s Pride Corporation — Reservation # 528344, January 26, 2004, 10 a.m. Central	Page 7

DIANE GEISLER:

Just for clarification purposes, the extra week in the quarter was roughly 50 million?

RICHARD A. COGDILL:

50 — you’re talking about sales?

DIANE GEISLER:

In revenue. Yes.

RICHARD A. COGDILL:

You know, in the revenue, we only had 6 weeks of operations from ConAgra.

DIANE GEISLER:

Mm-hmm.

RICHARD A. COGDILL:

So you can’t just take the 7.9 percent times the total top line sales.

DIANE GEISLER:

Right.

RICHARD A. COGDILL:

So it’d be slightly less than that.

DIANE GEISLER:

And then I wanted to ask about the Turkey Division. I realize you’ve already reduced your quantities once and now you’ve announced a further reduction. And I guess just from a strategic point of view, it’s obviously been negative, a negative drag to earnings since basically you acquired it. And I’m just wondering why, why would you decide to, to stay with the business? I mean, what, what is attractive about the turkey market if it’s been causing so many problems I guess is the, the question?

O.B. GOOLSBY:

We believe, Diane, that turkey still has a good future. We’re still suffering from the effects of the recall, and certainly the market conditions of turkey in the past year have been detrimental to us. We have reduced our volume that primarily was going into the commodity channel and we continue to focus on building the value-added side of the turkey business we believe does have a strong tie-in with our chicken value added products and a good future. And we believe these cutbacks will improve the bottom line along with the tight meat supply going forward.

Pilgrim’s Pride Corporation — Reservation # 528344, January 26, 2004, 10 a.m. Central	Page 8

DIANE GEISLER:

Yes? Every indication that you’ve given us for fiscal ‘04 is that turkey will still be in a loss position. Would you expect that? The — I mean, obviously you expect the initiative that you’ve made that will take effect in June will bring it into profitability but is that, is it going to be profitable in fiscal ‘05? I just…

RICHARD A. COGDILL:

Yes. Diane, we haven’t put together an outlook for fiscal ‘05 yet and, you know, like we said in the past our projections…

DIANE GEISLER:

Right.

RICHARD A. COGDILL:

…this year are still in line with what we have previously put forth.

DIANE GEISLER:

I’m sorry. I can’t hear. I missed it.

RICHARD A. COGDILL:

Yes. Our projections for ‘04 are in line with what we have previously put forth. So…

DIANE GEISLER:

Right. Okay. All right. And I guess my last question and then I think Glenn has some questions — he’s on the line as well — obviously the chicken business is much better than when we spoke the last time. And I guess the one question mark, I mean, there are many, but the biggest one that’s standing out in my mind is grain. And I — from the Tyson call earlier today we got the impression that high cost of grain is keeping some discipline in the industry. What is your take on grain? What is your position, I guess? And I guess is that enough to keep discipline in the industry given that we have some reason to believe that obviously Thailand is going to be out of the market for while? And if consumption moves from beef to chicken what’s to keep the industry from going crazy and increasing, you know, egg sets, etcetera, down the line?

Pilgrim’s Pride Corporation — Reservation # 528344, January 26, 2004, 10 a.m. Central	Page 9

O.B. GOOLSBY:

Well, certainly the grain costs are a concern to us going forward. We do believe that these levels that we’re anticipating for the next year should continue to keep people restrained from increasing. There’s still a lot of unknowns about the impact of Thailand and the impact of conversion from consumption of beef to chicken. And these higher feed costs should keep restraint, within our industry.

RICHARD A. COGDILL:

And I think Diane, with the consolidation that, obviously we have been a participant in recently, Tyson’s, I think stated philosophy now is being short of chickens instead of long of chickens. And so I think you have more concentration of the industry in responsible hands, if you will, but that the growth should be well restrained.

DIANE GEISLER:

Okay. And did you have anything to say publicly about your hedging position or strategy given, what we’re seeing in terms of grain prices.

RICHARD A. COGDILL:

No, our hedging strategy remains the same as we continue to review the market and take positions as we feel warranted. Right now we’re open on the market so we’re not hedged.

DIANE GEISLER:

Okay. Lenny, are you on the line?

LENNY:

Yes I am. If I could just pick up where Diane left off, I think that the real concern I have is having seen this industry over the last 30 years, all of a sudden see an opportunity or they think there’s one and the supply chain winds up being longer than the demand curve. And I’m going to presume that, like you said, between you and Tyson you’ve got a big share of this market and hopefully that’s enough to keep it controlled. But I will suggest that from an analytical point of view I know I’m concerned about it. Diane tracks earnings right now, she obviously has got her fingers around this thing but I want to make darn sure that that at least the point gets out.

Let me ask just a couple of things and it relates more to the marketing side of this. Are you going to abandon the Country Pride label and go just with the Pilgrim’s Pride label?

Pilgrim’s Pride Corporation — Reservation # 528344, January 26, 2004, 10 a.m. Central	Page 10

COGDILL:

No.

LENNY:

Per brand?

O.B. GOOLSBY:

No. We plan on keeping the Country Pride label along with all the other brands that we purchase. How we utilize those in the marketplace is, will depend upon some of our marketing strategy with key accounts that have had a history with that brand.

LENNY:

Mm-hmm.

O.B. GOOLSBY:

But we do plan on keeping that brand active.

LENNY:

Well, when you said you’re going to expand, I think Tyson went through this and found it to their advantage like a lot of other packaged food companies that if they have a quality omnibus brand they should use it.

O.B. GOOLSBY:

Right.

LENNY:

just trying to get a feel for that because there’s obviously expense involved.

O.B. GOOLSBY:

Yes.

LENNY:

And we’re just trying to decide as I look down the road what the SG&A expense might be; if you go to a unitary marketing program, whether you save money or it costs you money and I’m not sure I’m smart enough to figure that out yet.

Pilgrim’s Pride Corporation — Reservation # 528344, January 26, 2004, 10 a.m. Central	Page 11

The second is what’s going to cause us to get more constructive on Mexico? What has to happen down there for this thing to turn? I guess the presumption is Brazil’s going to set up and take care of the Asian expansion or, sorry, lack of exports and Brazil will step up for the expansion. Mexico, basically plays no role in this and therefore opens the market to you a little bit or not?

RICHARD A. COGDILL:

Well, from an export perspective, Mexico is generally not an exposure of product.

LENNY:

Mm-hmm.

RICHARD A. COGDILL:

So yes, I think in terms of the dynamics of the worldwide supply of poultry, the problems you see happening in the Far East would result in more export opportunities for other countries. And what portion of that comes from Brazil or other countries would still free up opportunities as the products move around the globe for US chicken to go into other sources or countries where, say, Brazil would not be going into. So…

LENNY:

Uh-huh. I mean, you would think it’s a perfect circle.

RICHARD A. COGDILL:

Yes.

LENNY:

If somebody’s out of it somebody’s got to fill the void.

RICHARD A. COGDILL:

That’s right.

LENNY:

Or prices move up dramatically, which is obviously what we’d like to see.

RICHARD A. COGDILL:

Well, we would like to see that as well.

Pilgrim’s Pride Corporation — Reservation # 528344, January 26, 2004, 10 a.m. Central	Page 12

LENNY:

Okay. One final question. Have you set a schedule for your debt paydown?

RICHARD A. COGDILL:

No. Our balance sheet remains as it has been in the past. We will use our excess cash flow to pay down debt as rapidly as we can. I think if we look at our debt to cap last quarter it was down below 50 percent, down 47 1/2 percent and this quarter it will be at or about the same range. So we’re going to make good progress on our debt to cap especially with the markets that we’re currently seeing.

LENNY:

Well, I guess the point I’m leading up to obviously is that I know we’ve got an agreement with ConAgra that says after a certain amount of time you will either buy back their stock or offer it on the market or somehow monetize their part of the equation here. And I was just wondering from your standpoint, I know, it was my impression, and this is what I’d like to comment on, that if the price of the stock does well, ConAgra may, can, I don’t know if there’s a penalty involved — I guess I could get up the, all the papers and read it — but is there a penalty involved if they want to come earlier? Do you extract anything from them or that’s 100 percent their call? And who pays the cost of the offering?

RICHARD A. COGDILL:

Yes. A couple of things in your, question let me clarify. First there is no contemplation in the agreement that we would purchase back the stock issued to ConAgra. We have agreed to register the stock and we have agreed to help them market the stock as they desire that that’s what they want to do. The restrictions in the first 12 months are that they can’t sell any stock with our consent. After that they’re restricted to one-third of the number of shares in each of the following three years. Did I touch on all the points of your question?

LENNY:

I think so, Rick. I guess what I’m trying to say is, look, the stock has done well since you issued it and obviously the way your earnings are coming through, hopefully it may do better. And I’m just saying if this stock goes up there’s a window there. You know, it would probably be in everybody’s best interest to take advantage of it. I’m just wondering what the options would be.

RICHARD A. COGDILL:

Yes. The options right now for the next, well, really 11 months would be that obviously this would have to get registered, which is not registered yet, but they would have to approach us and ask us to sell some stock early and we would take that under consideration with our advisors and whether or not we felt that was in the best interest of the shareholders and make a determination. But we’ll evaluate it as the opportunity comes up.

Pilgrim’s Pride Corporation — Reservation # 528344, January 26, 2004, 10 a.m. Central	Page 13

LENNY:

Well, very good. We wish you very good luck in the future with your marketing programs. Thank you very much.

RICHARD A. COGDILL:

Thanks.

Our next question comes from John Dearbusee with A.G. Edwards. Please go ahead.

Gentlemen.

RICHARD A. COGDILL:

Good morning.

JOHN:

O.B., with respect to the Turkey Division, to what extent did Franconia issues and costs affect that performance in the first quarter? And can you give me an update as to how that all stands and fits together?

O.B. GOOLSBY:

Well, certainly the recall impact was huge to the Franconia facility and we had, our plan on the cutbacks is to remove the commodity surplus turkey meat that we were having to market as opposed to running that through Franconia. We have reduced Franconia’s operations to one shift to better fit our current demand. These cutbacks will reduce our surplus of turkey meat which have been a drag on earnings for the past year and feel like that these plans will benefit Franconia in the coming months as we build the business back. We’ve changed some of our marketing strategy and are making progress in securing the value added sales out of that Turkey Division which is the key to profitability.

JOHN:

Well, the 10-K of course mentions the projected negative impacts of 20 to 25 million in the first six months. Is that still an accurate piece of information and was roughly half of that incurred in the first quarter?

RICHARD A. COGDILL:

Yes, that is still an accurate piece of information and regarding the spread we still are sticking with 20 to 25 million. And that is the effects of the recall on the profitability, not necessarily what the total profitability of that operation .

Pilgrim’s Pride Corporation — Reservation # 528344, January 26, 2004, 10 a.m. Central	Page 14

JOHN:

I understand that.

RICHARD A. COGDILL:

Yes.

JOHN:

But again, one might have seen that roughly half that was incurred in the December quarter?

RICHARD A. COGDILL:

You could assume that.

JOHN:

Okay. Fair enough. And then lastly with respect to Mexico, to what extent does any sort of tariff changes affect that business’s outlook for the rest of the fiscal year?

RICHARD A. COGDILL:

Well, I think it’s been a stabilizing factor for the Mexican import arena. They now have a more assured structure of the meat that will be coming into that country and right now as I mentioned, they’re already in an oversupply situation of meat. John, as you know in following Mexico with Pilgrim’s Pride over the past 10 years things change in Mexico very rapidly and hopefully those export duties will allow that to happen in this case as well. So I think it’s been a good thing for Mexico. Gives them more time to plan on what’s going to happen in 2008 when those duties are gone.

JOHN:

Okay. Thanks.

RICHARD A. COGDILL:

Sure thing.

Our next question comes from Riza from Lehman Brothers. Please go ahead.

Pilgrim’s Pride Corporation — Reservation # 528344, January 26, 2004, 10 a.m. Central	Page 15

RICHARD A. COGDILL:

Good morning.

SIMULTANEOUS VOICES:

Good morning.

RIZA:

O.B., I was wondering if you could just provide a little bit more information and detail on the integration and how you’re progressing on it. You did touch on it and indicated things are progressing well. Can you give us a little bit more color?

O.B. GOOLSBY:

Well, certainly we have been extremely busy prior to the closing of the acquisition plus the last several weeks both identifying and implementing the synergies that we’ve identified. We identified a number of synergies going on in our projections and continue to build upon those almost on a daily-weekly basis. We’ve had good acceptance from our customer base of the positive impact of these two companies coming together and also had extremely good success with people issues related to the integration. And we continue to find benefits of these two companies. We have been moving raw materials around even prior to closing to reduce costs and continue to look at different ways to utilize these facilities relative to customer locations and basic supplies of raw materials and it’s continued to be a very positive process thus far.

RIZA:

And what about systems integration and sales force integration?

O.B. GOOLSBY:

Well, from a sales force standpoint the two sales forces complemented one another extremely well. Where we were lacking in certain market channels they were, they had their strengths so we were able to basically take the two sales groups as a whole, merge them together, assign responsibilities and hit the ground running in terms of our continued marketing approach into all of the major channels.

Systems, I’ll let Rick touch on that.

RICHARD A. COGDILL:

The systems obviously is an active part of the integration and we are actively involved in, with our various teams and business units in putting together the execution strategy. Current plan right now is to have the divisions integrated by the end of our fiscal year. So that’s our current plan.

Pilgrim’s Pride Corporation — Reservation # 528344, January 26, 2004, 10 a.m. Central	Page 16

RIZA:

I see. Okay. Now, Rick, on the ‘04 forecast, are you anticipating and/or including in your forecast any types of gains, vitamin insurance, anything else?

RICHARD A. COGDILL:

The forecast that we gave is exclusive of anything like that that might come.

RIZA:

Okay.

RICHARD A. COGDILL:

So as you know, there’s still recall insurance claims outstanding and when those are recognized or realized we will record those and those will be incremental to these numbers.

RIZA:

I see. And as far as the CAPX number is concerned, it’s obviously higher than last year. Any reason why the number’s grown so much?

RICHARD A. COGDILL:

Primarily that’s just the incremental addition for ConAgra.

RIZA:

Okay. And then lastly, revolver availability?

RICHARD A. COGDILL:

The revolver is basically unutilized today except for outstanding letters of credit. I think we have about 112 million outstanding on the revolver. Don’t have the final number on the term revolver. We have 145 million outstanding on that facility and that’s a facility of 400 million so that’s 255 million on that.

RIZA:

Okay. And just one last question. Are the ConAgra Chicken operations benefiting from the rebound in the chicken industry fundamentals just as much as Old Pilgrims or is one rebounding faster than the other one?

Pilgrim’s Pride Corporation — Reservation # 528344, January 26, 2004, 10 a.m. Central	Page 17

O.B. GOOLSBY:

No. They are being impacted positively also by these markets and probably about to the same extent that the Pilgrim’s, old Pilgrim’s Pride operations are.

RIZA:

Got it. Thank you.

And the next question comes from Christine McCracken [Phonetic] with Midwest Research. Please go ahead.

CHRISTINE McCRACKEN:

Good morning.

RICHARD A. COGDILL:

Hi, Christine.

CHRISTINE McCRACKEN:

Just thinking I guess with your grade to your conversion of these turkey operations to value added, your current CAPX guidance incorporates any costs that would be associated in moving over to a higher value added portfolio?

RICHARD A. COGDILL:

It’s really not a conversion into the higher value. We have the higher value capacity. A lot of that business was impacted by our recall and so what we’re really doing is downsizing, our turkey production to a lower base.

CHRISTINE McCRACKEN:

Okay. So on a per-unit basis, looking at your market operations, it seems like you’d have to absorb that unused fixed cost infrastructure that’s being used today for market chicken or turkey? Is that right?

RICHARD A. COGDILL:

Well, I mean, that’s true. We are already absorbing that though and we’re actually selling turkey at a net loss relative to the fixed cost. So we think we’ll end up being better off.

Pilgrim’s Pride Corporation — Reservation # 528344, January 26, 2004, 10 a.m. Central	Page 18

CHRISTINE McCRACKEN:

Sure. Do you anticipate closing any capacity at all in your turkey operations on the processing side?

RICHARD A. COGDILL:

Right now when it comes to any capacity issues we’ll advise the market at the appropriate time but we don’t forecast that information.

CHRISTINE McCRACKEN:

Got it. And then on energy, it seemed to be a big issue for you in the quarter. How do you manage that historically? Or I don’t know if you’ve given any guidance relative to that. And in terms of your guidance are you anticipating basically a steady state in terms of energy costs?

RICHARD A. COGDILL:

Steady state primarily with where we are.

CHRISTINE McCRACKEN:

Yes.

RICHARD A. COGDILL:

We do have an outlook of petroleum costs possibly going up throughout the year. We think we’ll obviously see some pullback on some of the natural But it’s managed through our procurement operations and we look at it like we do any other of our commodities that we purchase.

CHRISTINE McCRACKEN:

Got you. And then in terms of your Mexican operations and maybe to follow-up on Len’s question earlier, relative to the ban on exports of beef are you seeing pickup then in your chicken operations there in terms of demand or is that kind of too soon, is it too soon to say?

RICHARD A. COGDILL:

I think the Mexico environment has improved quicker than what we otherwise would have anticipated due to that ban of beef playing a part in that role, yes.

CHRISTINE McCRACKEN:

Great. Thanks.

And our next question comes from Kenneth Saslow [Phonetic] with Morgan Stanley. Please go ahead.

Pilgrim’s Pride Corporation — Reservation # 528344, January 26, 2004, 10 a.m. Central	Page 19

KENNETH SASLOW:

Hi, everybody.

RICHARD A. COGDILL:

Hi, Ken.

O.B. GOOLSBY:

Good morning.

KENNETH SASLOW:

In terms of BSE while most of the beef industry players remain very firm saying they’ve seen no change in beef demand, can we get your impression of if you’ve seen any benefit in terms of chicken or any benefit on your side intolerance people switching from beef to chicken?

O.B. GOOLSBY:

You know, I think we see obviously a lot of interest in our menu items. Now, whether or not that’s being driven by the BSE issue or another matter.

KENNETH SASLOW:

Okay. The other question I had is in the prepared comments one thing that was said was your outlook for corn is more optimistic I think than the USDA and you think that corn prices are likely to soften over the next year. What do you base that on?

RICHARD A. COGDILL:

Now, I believe that was, if that’s the way it came across that was incorrect. What we’re saying is we believe that relative to current prices that there’s some room for optimism. And the current prices, as you know, are outside of the USDA forecast.

KENNETH SASLOW:

Okay. And what do you just base that, just because it’s…

RICHARD A. COGDILL:

We think that corn has tended to go on up with the protein side and a lot of the proteins we think have run up on speculation. And we think once this works through the markets that there’ll be some corrections on the grain side.

Pilgrim’s Pride Corporation — Reservation # 528344, January 26, 2004, 10 a.m. Central	Page 20

KENNETH SASLOW:

Okay. Great. Thank you very much.

And we have another question from Riza with Lehman Brothers. Please go ahead.

RIZA:

Yes. Hi. On the integration of ConAgra is there any possibility of integration charges of any type?

RICHARD A. COGDILL:

There will be integration costs, yes. But we have not compiled or disclosed the number related to that yet.

RIZA:

And when do you expect to do that?

RICHARD A. COGDILL:

We’ll do it as the numbers get reported in our 10-Ks and 10-Qs.

RIZA:

Okay. And you obviously gave out the volume numbers for 2004 for US, the US chicken business. Do you have an expectation built in your forecast for change in the average selling price?

RICHARD A. COGDILL:

I think we gave all the components regarding that. we told you what our projected revenues were going to be.

RIZA:

Right.

RICHARD A. COGDILL:

There are expectations of selling prices in our numbers. Yes.

Pilgrim’s Pride Corporation — Reservation # 528344, January 26, 2004, 10 a.m. Central	Page 21

RIZA:

Got it. Okay. Thank you.

And our next question comes from Andrew Berg [Phonetic] with Financial Management Advisors. Please go ahead.

ANDREW BERG:

Actually it been answered. Thank you.

And our next question comes from Regina Barameo [Phonetic] with Morgan Stanley. Please go ahead.

REGINA:

Yes. Hi. I was wondering with all that is happening in Southeast Asia with the avian flu what are the precautions that the industry is taking in the United States?

O.B. GOOLSBY:

Well, certainly we’ve had a very strong biosecurity protocol in the US for the last several years. Part of this was heightened by the AI outbreaks that occurred in this country over the past couple of years and so we feel like that there are certainly safeguards in our system in the US to prevent the transmittal of this disease into this country.

RICHARD A. COGDILL:

And I think our control of the supply chain when any viral issues gets addressed expeditiously whereas that might not always occur in some of these other countries. So our government oversight and testing I think is second to none.

REGINA:

Okay. Thanks.

And our last question comes from Kenneth Saslow with Morgan Stanley. Please go ahead.

KENNETH SASLOW:

Just a quick housekeeping question. Your guidance includes the integration costs or excludes that?

Pilgrim’s Pride Corporation — Reservation # 528344, January 26, 2004, 10 a.m. Central	Page 22

RICHARD A. COGDILL:

It includes it.

KENNETH SASLOW:

Okay. That’s what I thought. I just wanted to make sure because another was asked about that.

RICHARD A. COGDILL:

Yes. And that’s included in our SG&A forecast.

KENNETH SASLOW:

Great. Thank you.

And that was our last question.

RICHARD A. COGDILL:

Okay. We thank you all for listening in.

O.B. GOOLSBY:

Thank you very much.

[END OF CONFERENCE CALL]

Pilgrim’s Pride Corporation — Reservation # 528344, January 26, 2004, 10 a.m. Central	Page 23